Exhibit 10.7

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 17th day of December, 2008, by and between L. Bryan Shaul (“Mr. Shaul”) and Sun Healthcare Group, Inc., a Delaware corporation (“Sun” or the “Company”).

WHEREAS, Mr. Shaul serves as the Executive Vice President and Chief Financial Officer of Sun;

WHEREAS, Sun and Mr. Shaul are parties to that certain Employment Agreement dated as of February 14, 2005, as amended on October 12, 2006, October 31, 2007 and March 31, 2008 (the “Existing Agreement”); and

WHEREAS, Sun and Mr. Shaul wish to amend and restate the Existing Agreement upon the terms set forth in this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of the date hereof.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Mr. Shaul and Sun agree as follows:

Section 1: Employment.  Sun agrees to employ Mr. Shaul and Mr. Shaul agrees to accept employment with Sun, subject to the terms and conditions of this Agreement.

Section 2: Duties and Responsibilities.  Mr. Shaul shall devote his full employment time, efforts, skills and attention exclusively to his duties as Executive Vice President and Chief Financial Officer; provided, however, that to the extent the following activities do not materially interfere or conflict with his duties and responsibilities hereunder, Mr. Shaul may (i) serve as a member of the boards of directors of other corporation with the prior written consent of the Chief Executive Officer of Sun; and (ii) engage in charitable, civic and religious affairs.

Section 3: Compensation, Benefits and Related Matters.

a.
Annual Base Salary.  Sun shall pay to Mr. Shaul a base salary at an annual rate of $400,000 ("Base Salary"), such salary to be payable in accordance with Sun's customary payroll practices as in effect from time to time (but not less frequently than monthly).  The annual base salary will be reviewed at least annually for possible merit increases and any increase in Mr. Shaul's annual base salary rate shall thereafter constitute "Base Salary" for purposes of this Agreement.

b.
Cash Bonus/Incentive Compensation.  In addition to the Base Salary provided for in Section 3(a) above, Mr. Shaul shall be entitled to receive an annual bonus (“Bonus”) in accordance with the Sun Healthcare Group, Inc.  Executive Bonus Plan, as it may be amended from time to time by the Compensation Committee of the Board of Directors; provided, however, that no amendment shall be effective if it reduces the percentage of Base Salary that would constitute the minimum or maximum potential amount of the Bonus as compared to the prior year, unless such amendment has been agreed to in writing by Mr. Shaul. The Bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel with respect to that fiscal year. Subject to the provisions of Section 6, in order to have earned and to be paid any such Bonus, Mr. Shaul must be employed by Sun on the date of such payment.  It is intended that the Bonus described in this Section 3(b) qualify as “performance based compensation” under Section 162(m) of the Code to the extent necessary to preserve Sun’s ability to deduct such Bonus.

c.	Equity Incentive. Mr. Shaul shall be entitled to the following equity incentive as of the date his employment begins:

1.
A non-qualified stock option ("Stock Option") to purchase 150,000 shares of Common Stock of Sun at an exercise price per share equal to the fair market value of the Common Stock on the date of this Agreement.  One-fifth of the shares of Common Stock underlying the Stock Option will vest effective as of February 14, 2005, and one-fifth will vest on each of the next four anniversaries of February 14, 2005 thereafter, provided that Mr. Shaul is employed by Sun or any of its subsidiaries on each such date of vesting.  The Stock Option shall have a 7 year term.  Mr. Shaul acknowledges that Sun has satisfied its obligation to grant such Stock Option.

2.
Restricted stock units ("RSUs") with respect to 20,000 shares of Sun common stock.  One-fourth of the restricted stock units will vest on February 14, 2006, and one-fourth will vest on each of the next three anniversaries of February 14, 2006 thereafter.  Mr. Shaul acknowledges that Sun has satisfied its obligation to grant such RSUs.

3.
If, during the Term, Mr. Shaul's employment with Sun is terminated for any reason other than his death or Disability (as defined in Section 5(e)), Good Cause (as defined in Section 5(a)) or his voluntary resignation without Good Reason (as defined in Section 5(c)), then the unvested portion of his Stock Options and RSUs will thereupon immediately be vested.

d.
Retirement and Benefit Plans.  During his employment, Mr. Shaul shall be entitled to participate in all retirement plans, health benefit programs, insurance programs and other similar employee welfare benefit arrangements available generally to senior executive officers of Sun.  Such plans, programs and arrangements are subject to change during employment at the sole discretion of the Company.

e.	Paid Time Off. Mr. Shaul shall be entitled to paid time off in addition to holiday and sick time, of not less than 160 hours per year.

f.
Indemnification Liability/Insurance.  Mr. Shaul shall be entitled to indemnification by Sun to the fullest extent permitted by applicable law and the charter and bylaws of Sun.  In addition, Sun shall maintain during Mr. Shaul's employment customary director's and officers' liability insurance and Mr. Shaul shall be covered by such insurance.

g.
Taxes.  All compensation payable to Mr. Shaul shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

Section 4: Travel and Relocation.  Sun will reimburse certain of Mr. Shaul's expenses to move his primary residence to Southern California; provided that reimbursable expenses will be limited to house hunting trips, actual moving expenses and temporary housing expenses.  Any real estate expenses Mr. Shaul incurs in connection with the purchase or sale of any real property will not be reimbursed by Sun.  Sun will also pay Mr. Shaul a $50,000 relocation allowance, net of applicable taxes, upon the completion of the relocation of his primary residence to Southern California.  For the purposes of this Paragraph 4, the term "Southern California" shall be limited to those portions of the Counties of Orange, Riverside, Los Angeles and San Diego that are located within a reasonable commuting distance from Sun's executive offices in Irvine, California.  Until such relocation of his primary residence is completed, Mr. Shaul shall be entitled to reimbursement for reasonable travel and housing expenses incurred by him in connection with his performance of services pursuant to this Agreement.  Mr. Shaul agrees that Sun has satisfied its obligations pursuant to this Section 4.

Section 5: Termination.  Sun may, at any time in its sole discretion, terminate Mr. Shaul as Executive Vice President and Chief Financial Officer and from all other positions with Sun and its direct and indirect subsidiaries; provided, however, that Sun shall provide Mr. Shaul with at least five (5) business days prior written notice of such termination and shall make the payments associated with such termination in accordance with Section 6.

a.
Termination by Sun for "Good Cause." Sun may at any time, by written notice to Mr. Shaul at least five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Mr. Shaul as an officer and employee and from all other positions with Sun for Good Cause.  Sun may relieve Mr. Shaul of his duties and responsibilities pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined below) for purposes of this Agreement.  Payment to Mr. Shaul upon a termination for Good Cause is set forth in Section 6(a).  "Good Cause" for termination shall mean any one of the following:

1.
Any criminal conviction under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Chief Executive Officer of Sun, renders Mr. Shaul unsuitable as an officer or employee of Sun.

2.
Mr. Shaul's continued failure to substantially perform the duties reasonably requested by the Chief Executive Officer of Sun and commensurate with his position as Executive Vice President and Chief Financial Officer of Sun (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Chief Executive Officer of Sun, which demand specifically identifies the manner in which the Chief Executive Officer of Sun believes that he has not substantially performed his duties, and which performance is not substantially corrected by him within ten (10) days of receipt of such demand; and

3.
Any material workplace misconduct or willful failure to comply with Sun's general policies and procedures as they may exist from time to time by Mr. Shaul which, in the good faith determination of the Chief Executive Officer of Sun, renders Mr. Shaul unsuitable as an officer or employee.

b.
Termination by Sun without Good Cause.  Sun may at any time, by written notice to Mr. Shaul at least five (5) business days prior to date of termination specified in such notice, terminate Mr. Shaul as an officer or employee and from all other positions with Sun.  If such termination is made by Sun other than by reason of Mr. Shaul's death, Disability (as defined in Section 5(e)) and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Mr. Shaul shall be entitled to payment in accordance with Section 6(b).

c.
Termination by Mr. Shaul for Good Reason.  Mr. Shaul may, at any time at his option within sixty (60) days following an event or condition that constitutes Good Reason (as defined below), resign for Good Reason as an officer and employee and from all other positions with Sun by written notice to Sun at least thirty (30) days prior to the date of termination specified in such notice; provided, however, that Sun has not substantially corrected the event or condition that would constitute Good Reason prior to the date of termination.  Payment to Mr. Shaul upon a termination for Good Reason is set forth in Section 6(b).

"Good Reason" shall mean the occurrence of any one of the following events or conditions without Mr. Shaul’s written consent:

1.	A meaningful and detrimental reduction in Mr. Shaul’s authority, duties or responsibilities or a meaningful and detrimental change in his reporting responsibilities;

2.
A material failure of Sun to comply with the compensation provisions as set forth in Sections 3(a) - 3(c) or the benefit provisions as set forth in Sections 3(d) - 3(f) (collectively, the “Benefits”) (other than a reduction of Benefits uniformly applicable to other members of senior management); or

3.	A material relocation of Mr. Shaul’s principal work location to a place other than Orange County or Los Angeles County, California;

provided that Sun is provided with notice and opportunity to cure such breach and Executive terminates his employment with Sun, in each case within the time periods prescribed under this Section 5(c).

Notwithstanding any provision of this Paragraph 5(c) to the contrary, the occurrence of a “Change in Control” (as defined in Section 6 below) shall not, by itself, constitute Good Reason hereunder.

d.
Voluntary Resignation.  Mr. Shaul may, at any time at his option with thirty (30) calendar days written notice to Sun, voluntarily resign without Good Reason as an officer and employee and from all positions with Sun.  Payment to Mr. Shaul upon his voluntary resignation without Good Reason is set forth in Section 6(a).  Resignation from employment shall automatically constitute resignation from all positions of any subsidiary or affiliated corporation.

e.
Death or Disability.  Mr. Shaul's employment under this Agreement shall terminate automatically as of the date of Mr. Shaul's death.  Sun, at any time by written notice to Mr. Shaul at least five (5) business days prior to the date of termination specified in such notice, terminate Mr. Shaul as an officer and employee and from all other positions with Sun by reason of his Disability.  “Disability” shall mean any physical or mental condition or illness that prevents Mr. Shaul from performing his duties hereunder in any material respect for a period of 120 substantially consecutive calendar days, as determined by a physician selected by Sun and reasonably acceptable to Mr. Shaul or, if Mr. Shaul is incapacitated, reasonably acceptable to the Director of Medicine or equivalent senior physician at a hospital of Mr. Shaul's choice.  Payment to Mr. Shaul upon his termination by reason of his death or Disability is set forth in Section 6(a).

Section 6: Payments Upon Termination.

a.
Payment Upon Termination for Good Cause, Resignation without Good Reason, Death or Disability.  In the event of termination of his employment pursuant to Sections 5(a), 5(d) or 5(e), Mr. Shaul, or his estate where applicable, shall be paid any earned but unpaid Base Salary through the date of termination and any accrued and unused paid time off through the date of termination in accordance with Company policy, which shall be paid to Mr. Shaul or his estate or beneficiary, as applicable, in a lump sum in cash upon or promptly following (and in all events within 30 days after) the date of termination of employment (collectively, the “Accrued Obligations”).  In addition, in the case of a termination of employment pursuant to Sections 5(e), but not Sections 5(a) or 5(d), Mr. Shaul or his estate shall be paid (i) any accrued and unpaid bonus for any prior fiscal year, which shall be paid to Mr. Shaul or his estate or beneficiary, as applicable, in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates; and (ii) a pro rata portion (based on the number of days of employment in the fiscal year of termination divided by 365 or 366, as applicable) of the bonus, if any, for the fiscal year in which the termination occurs, which shall be paid at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates.  Mr. Shaul shall also receive his vested benefits in accordance with the terms of Sun's compensation and benefit plans, and his participation in such plans and all other perquisites shall cease as of the date of termination, except to the extent Mr. Shaul may elect to continue coverage as under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Upon a termination under Section 5(a), 5(d) or 5(e), Mr. Shaul shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 6(a).

b.
Payment Upon Termination by Sun without Good Cause or by Mr. Shaul for Good Reason.  In the event of termination of employment pursuant to Sections 5(b) or 5(c), Mr. Shaul shall be entitled to a lump sum severance payment in an amount equal to two year's Base Salary, with such amount to be paid to Mr. Shaul in the month immediately following the month in which Mr. Shaul’s termination of employment occurs.  Mr. Shaul shall also be entitled to: (i) any earned Bonus pursuant to Section 3(b) for the fiscal year prior to the fiscal year of termination in the event Mr. Shaul was employed the entire prior fiscal year but is not employed by Sun on the date said Bonus is paid, payable to Mr. Shaul in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates; (ii) an amount equal to the annual bonus compensation which he would have earned for the year in which his termination occurs (determined by multiplying the amount Mr. Shaul would have received based upon actual performance had his employment continued through the end of the fiscal year by a fraction, the numerator of which is the number of days during the year of termination that Mr. Shaul is employed by the Company and the denominator of which is 365 or 366, as applicable), payable to Mr. Shaul at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates; and (iii) payment of any Accrued Obligations payable as set forth in Section 6(a).  Notwithstanding the foregoing, Mr. Shaul's right to receive the severance payment hereunder shall be conditioned upon his execution of a release in favor of Sun, which shall not be inconsistent with the terms of this Agreement and which Mr. Shaul shall deliver to the Company within twenty-one (21) days following the date of his termination of employment.  Mr. Shaul's participation in any other retirement and benefit plans and perquisites shall cease as of the date of termination, except Mr. Shaul and his eligible dependents (as determined under Sun's health plan) shall be entitled to continuing coverage under Sun's health plans on the same basis as active employees until the earlier of (i) the first anniversary of the date of termination or (ii) the date on which Mr. Shaul or his eligible dependents become eligible to participate in a plan of a successor employer.

c.	"Change in Control." For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if any of the following events occurs:

1.
Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Sun (an "Acquiring Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of Sun;

2.
A merger or consolidation of Sun with any other corporation, other than a merger or consolidation which would result in the voting securities of Sun outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of Sun or surviving entity outstanding immediately after such merger or consolidation;

3.	A sale or other disposition by Sun of all or substantially all of Sun's assets;

4.
During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by Sun's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to Sun (“Chapter 11 Plan”), or a liquidation under the Bankruptcy Code constitute a Change in Control.  In addition, notwithstanding Sections 6(c)(1), 6(c)(2), 6(c)(3) and 6(c)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which Sun continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by Sun, or any transaction undertaken for the purpose of reincorporating Sun under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of Sun's capital stock.  Mr. Shaul’s continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder.

Section 7: Additional Payments.

a.
Gross-Up Payments.  Notwithstanding anything herein to the contrary, if it is determined that any payment to Mr. Shaul pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an “Excise Tax”), then Mr. Shaul shall be entitled to an additional payment (a “Gross-Up Payment”) in an amount that will place Mr. Shaul in the same after-tax economic position that he would have enjoyed if the Excise Tax had not applied to the payment.  The amount of the Gross-Up Payment shall be determined by an accounting firm retained by Sun (the “Accounting Firm”) using such formulas as the Accounting Firm deems appropriate.  No Gross-Up Payment shall be payable hereunder if the Accounting Firm determines that the payments are not subject to an Excise Tax.

b.
Determination of Gross-Up Payment.  Subject to the provisions of Section 7(c), all determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the payments constituting parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to Sun and Mr. Shaul within fifteen business days of Mr. Shaul’s date of termination or any other date reasonably requested by Sun or Mr. Shaul on which a determination under Section 7 is necessary or advisable.  Within five days of the receipt by Mr. Shaul and Sun of the Accounting Firm’s determination of the initial Gross-Up Payment, Sun shall pay the amount of such Gross-Up Payment to the applicable taxing authorities for the benefit of Mr. Shaul. If the Accounting Firm determines that no Excise Tax is payable by Mr. Shaul, Sun shall cause the Accounting Firm to provide Mr. Shaul and Sun with an opinion that Sun has substantial authority under the Internal Revenue Code and regulations thereunder not to report an Excise Tax on Mr. Shaul’s federal income tax return.  Any determination by the Accounting Firm shall be binding upon Mr. Shaul and Sun. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Mr. Shaul with respect to any payment (hereinafter an “Underpayment”), Sun, after exhausting its remedies under Section 7(c) below, shall promptly pay to the applicable taxing authorities for the benefit of Mr. Shaul (or directly to Mr. Shaul in the event Mr. Shaul previously paid the related tax amounts) an additional Gross-Up Payment in respect of the Underpayment.

c.
Procedures.  Mr. Shaul shall notify Sun in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Sun of a Gross-Up Payment.  Such notice shall be given as soon as practicable after Mr. Shaul knows of such claim and Mr. Shaul shall apprise Sun of the nature of the claim and the date on which the claim is requested to be paid.  Mr. Shaul agrees not to pay the claim until the expiration of the thirty-day period following the date on which Mr. Shaul notifies Sun, or such shorter period ending on the date the taxes with respect to such claim are due (the “Notice Period”).  If Sun notifies Mr. Shaul in writing prior to the expiration of the Notice Period that it desires to contest the claim, Mr. Shaul shall: (i) give Sun any information reasonably requested by Sun relating to the claim; (ii) take such action in connection with the claim as Sun may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Sun and reasonably acceptable to Mr. Shaul; (iii) cooperate with Sun in good faith in contesting the claim; and (iv) permit Sun to participate in any proceedings relating to the claim.  Mr. Shaul shall permit Sun to control all proceedings related to the claim and, at its option, permit Sun to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.  If requested by Sun, Mr. Shaul agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as Sun shall determine; provided, however, that if Sun directs Mr. Shaul to pay such claim and pursue a refund, Sun shall pay such claim on Mr. Shaul’s behalf (the “Claim Payment”).  Sun’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Mr. Shaul shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.  If Sun does not notify Mr. Shaul in writing prior to the end of the Notice Period of its desire to contest the claim, Sun shall pay to the applicable taxing authorities on Mr. Shaul’s behalf an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim.  Any Gross-Up Payment shall be made without additional tax consequences to Mr. Shaul.

d.
Repayments.  If, after a Claim Payment is made by Sun, Mr. Shaul becomes entitled to a refund with respect to the claim to which such Claim Payment relates, Mr. Shaul shall pay Sun the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after a Claim Payment is made by Sun, a determination is made that Mr. Shaul shall not be entitled to any refund with respect to the claim and Sun does not promptly notify Mr. Shaul of its intent to contest the denial of refund, then the amount of the Claim Payment shall offset the amount of the additional Gross-Up Payment then owing to Mr. Shaul.

e.
Further Assurances.  Sun shall indemnify Mr. Shaul and hold him harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by Mr. Shaul with respect to the exercise by Sun of any of its rights under Section 7, including, without limitation, any Losses related to Sun’s decision to contest a claim or any imputed income to him resulting from any Claim Payment or action taken on Mr. Shaul’s behalf by Sun hereunder.  Sun shall pay all legal fees and expenses incurred under Section 7 and shall promptly reimburse Mr. Shaul for the reasonable expenses incurred by him in connection with any actions taken by Sun or required to be taken by Mr. Shaul hereunder.  Sun shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 7(b).

f.
Section 409A.  Notwithstanding anything to the contrary in this Section 7, any payment under this Section 7 shall be paid to Mr. Shaul promptly but in no event later than the last day of the end of Mr. Shaul’s taxable year following the taxable year in which Mr. Shaul (or Sun) pays or remits the related taxes.

Section 8: Protection of Sun’s Interests.

a.
Confidentiality.  Mr. Shaul agrees that he will not at any time, during or after the term of this Agreement, except in performance of his obligations to Sun hereunder or with the prior written consent of the Chief Executive Officer of Sun, directly or indirectly disclose to any person or organization any secret or “Confidential Information” that Mr. Shaul may learn or has learned by reason of his association with Sun.  The term “Confidential Information” means any information not previously disclosed to the public or to the trade by Sun’s management with respect to Sun’s products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of Sun's products or lines of business), business plans, prospects or opportunities, compliance and clinical processes, policies and procedures.

b.
Exclusive Property.  Mr. Shaul confirms that all Confidential Information is and shall remain the exclusive property of Sun.  All business records, papers and documents kept or made by Mr. Shaul relating to the business of Sun shall be and remain the property of Sun.  Upon the termination of Mr. Shaul’s employment for any reason or upon the request of Sun at any time, Mr. Shaul shall promptly deliver to Sun, and shall not without the consent of the Board of Directors of Sun, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Mr. Shaul or coming into Mr. Shaul’s possession concerning the business or affairs of Sun.

c.
Nonsolicitation.  Mr. Shaul shall not, during his employment under this Agreement, and for two (2) years following the termination of this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with Sun or any customer, patient or client of Sun to terminate his or her association or contract with Sun, nor in any manner, directly or indirectly, interfere with the relationship between Sun and any of such persons or entities.

d.
Non-Disparagement.  Mr. Shaul shall not during his employment under this Agreement and for two years following termination of the Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm Sun or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives.  Sun and its officers and directors will not make any statements that are intended to or that would reasonably be expected to harm Mr. Shaul or his reputation or that reflect negatively on Mr. Shaul's performance, skills or ability.

e.
Relief.  Without intending to limit the remedies available to Sun, Mr. Shaul acknowledges that a breach of any of the covenants in Section 8 may result in material irreparable injury to Sun for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Sun shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Mr. Shaul from engaging in activities prohibited by Section 8 or such other relief as may be required to specifically enforce any of the covenants in Section 8.

Section 9: Miscellaneous Provisions.

a.
Amendments, Waivers, Etc.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c.
Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

d.	Resolution of Disputes. Any disputes arising under or in connection with this Agreement may, at the election of Mr. Shaul or Sun, be resolved by binding arbitration, to be held in Orange County, California in accordance with the rules and procedures of the American Arbitration Association.  If arbitration is elected, Mr. Shaul and Sun shall mutually select the arbitrator.  If Mr. Shaul and Sun cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Nothing herein shall limit the ability of Sun to obtain the injunctive relief described in Section 8(d) pending final resolution of matters that are sent to arbitration.

e.
Attorneys’ Fees.  Sun shall pay or reimburse Mr. Shaul on an after-tax basis for all costs and expenses (including, without limitation, court costs, costs of arbitration and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Mr. Shaul as a result of any claim, action or proceeding (i) contesting or otherwise relating to the existence of Good Cause in the event of Mr. Shaul's termination of employment during the Term for Good Cause; (ii) enforcing any right, benefit or obligation under this Agreement, or otherwise enforcing the terms of this Agreement or any provision thereof; or (iii) asserting or otherwise relating to the existence of Good Reason in the event of Mr. Shaul’s termination of employment during the Term for Good Reason; provided, however that this provision shall not apply if the relevant trier-of-fact determines that Mr. Shaul claim or position was without reasonable foundation.

f.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

g.
Notice.  For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

To Sun:

Attention: General Counsel
18831 Von Karman Avenue; Suite 400
Irvine, California 92612

To Mr. Shaul:

16732 Westfield Lane
Huntington Beach, California  92649

h.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

i.	Section 409A.

1.
If Mr. Shaul is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Mr. Shaul’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section 6 hereof constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, Mr. Shaul shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of his death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to Mr. Shaul upon or in the six (6) month period following his separation from service that are not so paid by reason of this Section 9(i)(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Mr. Shaul’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

2.
To the extent that any reimbursements pursuant to Sections 4, 6(b), 7(e) and 9(e) are taxable to Mr. Shaul, any reimbursement payment due to Mr. Shaul pursuant to such provision shall be paid to Mr. Shaul on or before the last day of Mr. Shaul’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to Sections 4, 6(b), 7(e) and 9(e) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Mr. Shaul receives in one taxable year shall not affect the amount of such benefits and reimbursements that Mr. Shaul receives in any other taxable year.

3.
It is intended that any amounts payable under this Agreement and Sun’s and Mr. Shaul’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

[Signatures Commence on Immediately Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ L. Bryan Shaul
L. BRYAN SHAUL

SUN HEALTHCARE GROUP, INC.

By: /s/ Michael Newman
Michael Newman
Its Executive Vice President